Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Atlantic Coastal Acquisition Corp. II (the “Company”) on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Atlantic Coastal Acquisition Corp. II as of October 25, 2021 and for the period from May 20, 2021 (inception) through October 25, 2021, appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on January 6, 2022 (File# 333-261459), of Atlantic Coastal Acquisition Corp. II.

/s/ Marcum LLP

Marcum LLP

Tampa, FL

January 13, 2022